Filed Under Rule 424(b)(2), Registration Statement No. 333-131159
Pricing Supplement No. 48 dated February 4, 2008
To Prospectus Dated January 19, 2006 and Prospectus Supplement Dated February 10, 2006
CUSIP Number	Price to Public	Gross Concession	Coupon Type	Interest Rate	Interest Payment Frequency	Maturity Date	1st Interest Payment Date	1st Interest Payment Amount Per Thousand Dollars of Principal Amount	Survivor's Option	Ranking	Moody's Rating	S & P Rating	Fitch Rating
12557WTA9	100.000%	0.300%	FIXED	6.000%	SEMI-ANNUAL	08/15/2009	08/15/2008	$30.17	YES	Senior Unsecured Notes	A2	A	A
Redemption Information: Non-Callable.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: Bear, Stearns & Co. Inc., Charles Schwab & Co., Inc., Citigroup, Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, Raymond James, RBC Capital Markets, UBS Securities LLC, Wachovia Securities

CUSIP Number	Price to Public	Gross Concession	Coupon Type	Interest Rate	Interest Payment Frequency	Maturity Date	1st Interest Payment Date	1st Interest Payment Amount Per Thousand Dollars of Principal Amount	Survivor's Option	Ranking	Moody's Rating	S & P Rating	Fitch Rating
12557WTB7	100.000%	0.625%	FIXED	6.600%	SEMI-ANNUAL	02/15/2011	08/15/2008	$33.18	YES	Senior Unsecured Notes	A2	A	A
Redemption Information: Non-Callable.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: Bear, Stearns & Co. Inc., Charles Schwab & Co., Inc., Citigroup, Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, Raymond James, RBC Capital Markets, UBS Securities LLC, Wachovia Securities

CUSIP Number	Price to Public	Gross Concession	Coupon Type	Interest Rate	Interest Payment Frequency	Maturity Date	1st Interest Payment Date	1st Interest Payment Amount Per Thousand Dollars of Principal Amount	Survivor's Option	Ranking	Moody's Rating	S & P Rating	Fitch Rating
12557WTC5	100.000%	1.000%	FIXED	7.600%	SEMI-ANNUAL	02/15/2013	08/15/2008	$38.21	YES	Senior Unsecured Notes	A2	A	A
Redemption Information: Callable at 100.000% on 02/15/2009 and every interest payment date thereafter.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: Bear, Stearns & Co. Inc., Charles Schwab & Co., Inc., Citigroup, Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, Raymond James, RBC Capital Markets, UBS Securities LLC, Wachovia Securities
The CIT InterNotes due 02/15/2013 will be subject to redemption at the option of CIT Group Inc., in whole or from time to time in part on the interest payment date occurring 02/15/2009 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the CIT InterNotes due 02/15/2013 plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the prospectus supplement.
CUSIP Number	Price to Public	Gross Concession	Coupon Type	Interest Rate	Interest Payment Frequency	Maturity Date	1st Interest Payment Date	1st Interest Payment Amount Per Thousand Dollars of Principal Amount	Survivor's Option	Ranking	Moody's Rating	S & P Rating	Fitch Rating
12557WTD3	100.000%	1.200%	FIXED	7.900%	SEMI-ANNUAL	02/15/2015	08/15/2008	$39.72	YES	Senior Unsecured Notes	A2	A	A
Redemption Information: Callable at 100.000% on 02/15/2010 and every interest payment date thereafter.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: Bear, Stearns & Co. Inc., Charles Schwab & Co., Inc., Citigroup, Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, Raymond James, RBC Capital Markets, UBS Securities LLC, Wachovia Securities
The CIT InterNotes due 02/15/2015 will be subject to redemption at the option of CIT Group Inc., in whole or from time to time in part on the interest payment date occurring 02/15/2010 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the CIT InterNotes due 02/15/2015 plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the prospectus supplement.
CIT Group Inc.	Offering Dates: Monday, February 4, 2008 through Monday, February 11, 2008
Trade Date: Monday, February 11, 2008 @12:00 PM ET
Settle Date: Thursday, February 14, 2008
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC Number: 0235 via RBC Dain Rauscher Inc.
Trustee: The Bank of New York, as successor in interest to JPMorgan Chase Bank, N.A.

These security ratings are not a recommendation to buy, sell or hold the securities offered hereby. The ratings may be subject to revision or withdrawal at any time by Moody's, Standard and Poor's and Fitch Ratings. Each of the security ratings included in this pricing supplement should be evaluated independently of any other security rating.

If the maturity date, date of earlier redemption or repayment or an interest payment date for any note is not a business day (as such term is defined in the prospectus supplement), principal, premium, if any, and interest for that note will be paid on the next business day, and no interest will accrue on the amount payable from, and after, the maturity date, date of earlier redemption or repayment or such interest payment date.

InterNotes® is a registered trademark of Incapital Holdings LLC.  All Rights Reserved.

CIT Group Inc. $ 3,000,000,000 CIT InterNotes